SCHEDULE 14C

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SCHEDULE 14C INFORMATION

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 20, 2013

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the EQ/Large Cap Growth PLUS Portfolio (“Portfolio”), a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between FMG LLC and the Advisers without obtaining shareholder approval, subject to certain conditions. Accordingly, FMG LLC is able, subject to the approval of the Board, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a June 5-6, 2013 regular meeting of the Board, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Manager, the Advisers or the Distributor (“Independent Trustees”), unanimously approved the Manager’s proposal to appoint T. Rowe Price Associates, Inc. (“T. Rowe Price”) and Wells Capital Management, Inc. (“Wells Capital Management”) (collectively, the “New Advisers”) as additional Advisers to the Portfolio’s Active Allocated Portion. The Manager’s proposal was based on certain factors, including, but not limited to, the desire of FMG LLC to reduce Adviser concentration in the Portfolio’s Active Allocated Portion and to add new advisers that would complement the investment strategies of the Portfolio’s other Advisers. FMG LLC is the Manager of the Portfolio, Marsico Capital Management, LLC (“Marsico”) is the other Adviser to the Portfolio’s Active Allocated Portion, and BlackRock Investment Management, LLC (“BlackRock”) is the Adviser to the Portfolio’s Index Allocated Portion.

Factors Considered by the Board

In approving the advisory agreements (“Agreements”) between FMG LLC and each of T. Rowe Price and Wells Capital Management, the Board considered the overall fairness of each Agreement and whether each Agreement was in the best interest of the Portfolio and its shareholders. The Board noted that each of the New Advisers currently serve as investment sub-advisers to other series of the Trust. T. Rowe Price serves as investment sub-adviser to EQ/T. Rowe Price Growth Stock Portfolio and Wells Capital Management serves as investment sub-adviser to EQ/Wells Fargo Omega Growth Portfolio. The Board further considered factors it deemed relevant with respect to the Portfolio and each Agreement, including, as applicable: (1) the nature, quality and extent of the services to be provided by each of the New Advisers, including each New Adviser’s resources, and responsibilities under their respective Agreement; (2) comparative performance information; (3) the level of the proposed advisory fees; (4) economies of scale that may be realized by the Portfolio; and (5) the “fall out” benefits to be realized by each of the New Adviser and their affiliates (i.e., any direct or indirect benefits to be derived by the New Advisers and their affiliates from the relationship with the Portfolio) as well as relationships that may exist involving an Adviser and the Manager. In considering each Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

The Board considered, among other things, information regarding each New Adviser’s investment process, the qualifications and background of each portfolio manager who would provide services to the portion of the Portfolio that would be advised by the New Adviser, and each New Adviser’s best execution trading policies. In addition, the Board considered that adding the New Advisers to the Portfolio would reduce Adviser concentration risk in the Portfolio’s Active Allocated Portion, improve the Portfolio’s investment risk characteristics and complement the investment strategies of the Portfolio’s other Advisers. The Board noted its familiarity with the New Advisers, particularly with the strategies and investment teams being added to the Portfolio. With respect to performance information, the Board evaluated the performance of each of the EQ/T. Rowe Price Growth Stock Portfolio and the EQ/Wells Fargo Omega Growth Portfolio as compared to their respective benchmark. The Board also noted that FMG LLC regularly provided performance information regarding EQ/T. Rowe Price Growth Stock Portfolio and EQ/Wells Fargo Omega Growth Portfolio. The Board also considered the level of the proposed advisory fees under each Agreement in light of the nature, quality and extent of the services to be provided by each New Adviser, including comparisons of the advisory fees to those of comparable accounts advised by the New Advisers. The Board noted that the advisory fees were negotiated at arm’s length between the Manager and each New Adviser and are paid by the Manager (not the Portfolio) and, thus, the management fee paid by the Portfolio would not change as a result of the approval of the Agreement. The Board did not consider the New Adviser’s costs and profitability to be material to its deliberations. The Board, did however, evaluate the impact on the Manager’s profitability of the appointment of the New Advisers as well as ancillary benefits to be derived by the Manager each New Adviser and their respective affiliates.

Based on these considerations and the information described below, the Board determined that the nature, quality and extent of the advisory services to be provided by each New Adviser and the performance of each of EQ/T. Rowe Price Growth Stock Portfolio and EQ/Wells Fargo Omega Growth Portfolio supported a decision to approve the Agreement. The Board also determined that each New Adviser’s proposed fee rate is fair and reasonable and would not result in an excessive level of profits to the Manager and that there was a reasonable sharing of benefits from any economies of scale with the Portfolio in light of the existence of breakpoints with respect to the Manager’s and each New Adviser’s fee schedules for the Portfolio. In addition, the Board determined that any ancillary benefits which may accrue to the New Advisers are fair and reasonable. As a result, the Board, including the Independent Trustees, unanimously approved the Agreement. T. Rowe Price and Wells Capital Management each became an Adviser to the Portfolio effective as of June 21, 2013.

Information Regarding the Investment Advisory Agreement

The terms of the Agreement between FMG LLC and each of T. Rowe Price and Wells Capital Management, are substantially similar to those of the Agreements between FMG LLC and the other Advisers to the Portfolio, except as to the effective date and compensation. Each Agreement will remain in effect for its initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. Each Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Advisers, or by FMG LLC or the New Advisers on sixty days’ written notice to the Trust and the other party. Each Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the advisory fee to the New Advisers.

Each Agreement generally provides that the New Advisers will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Advisers with respect to the Portfolio, except that nothing in the Agreement limits the New Advisers’ liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Advisers in the performance of any of their respective duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Advisers to FMG LLC or the Trust.

Information Regarding T. Rowe Price Associates, Inc.

The following provides additional information about T. Rowe Price. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to T. Rowe Price by comparable funds subject to the 1940 Act that it advises.

T. Rowe Price is a wholly owned subsidiary of T. Rowe Price Group, Inc., a publicly traded financial services company.

T. Rowe Price was founded in 1937 and has been providing investment management services to the EQ/T. Rowe Price Growth Stock Portfolio since July 6, 2007. As of June 30, 2013, T. Rowe Price and its affiliates had $614.0 billion in assets under management.

P. Robert Bartolo, CPA, CFA, has primary responsibility for managing the portion of the Active Allocated Portion of the Portfolio advised by T. Rowe Price. Mr. Bartolo is portfolio manager for the T. Rowe Price Growth Stock Fund. He is also a Vice President of T. Rowe Price and its affiliate T. Rowe Price Group, Inc. and his investment experience dates from 1997. Mr. Bartolo has been with T. Rowe Price since August 2002. He is also a portfolio manager in the Equity Division and serves on several of the Investment Advisory committees for T. Rowe Price. Mr. Bartolo has fifteen years of investment experience, nine of which have been at T. Rowe Price.

T. Rowe Price’s office is located at 100 East Pratt Street, Baltimore, Maryland 21202. T. Rowe Price is organized as a corporation in the State of Maryland. T. Rowe Price’s principal executive officers and directors include: James Kennedy, Director and President, Edward Bernard, Director and Vice President, Brian Rogers, Director and Vice President, William Stromberg, Director and Vice President, Kenneth Moreland, Chief Financial Officer and John Gilner Chief Compliance Officer. The address of each of these individuals is 100 East Pratt Street, Baltimore, Maryland 21202.

For its services to the Portfolio, T. Rowe Price receives an advisory fee based on the aggregated net assets of the EQ/T. Rowe Price Growth Stock Portfolio, and an allocated portion of each of the Portfolio and the Multimanager Aggressive Equity Portfolio, a series of AXA Premier VIP Trust, also managed by FMG LLC and for which T. Rowe Price serves as an Adviser (“T. Rowe Price Portfolios”) as follows: 0.400% of the T. Rowe Price Portfolios’ average daily net assets up to and including $250 million; 0.375% of the

T. Rowe Price Portfolios’ average daily net assets in excess of $250 million up to and including $500 million; 0.350% of the T. Rowe Price Portfolios’ average daily net assets in excess of $500 million. Once assets exceed $1 billion, 0.350% will apply to all asset levels. Fees paid with respect to the T. Rowe Price Portfolios are based only on the portion of average daily net assets advised by the Adviser.

Information Regarding Wells Capital Management, Inc.

The following provides additional information about Wells Capital Management. Information is provided in Appendix A to this Information Statement with respect to advisory fees paid to Wells Capital Management by comparable funds subject to the 1940 Act that it advises.

Wells Capital Management is a registered investment advisor and wholly-owned subsidiary of Wells Fargo & company, a publicly held financial holding company

Wells Capital Management provides investment advisory services for registered mutual funds, company retirement plans, foundations, endowments, trust companies and high net-worth individuals. Wells Capital Management and its predecessor have been providing investment management services to the EQ/Wells Fargo Omega Growth Portfolio since October 3, 2005. As of December 31, 2012, Wells Capital Management (includes former Evergreen Investment Management Company, LLC) had approximately $332 billion in assets under management.

Thomas J. Pence, CFA and Michael T. Smith, CFA are jointly and primarily responsible for the day-to-day management of the portion of the Active Allocated Portion of the Portfolio advised by Wells Capital Management. Mr. Mr. Pence has been a Portfolio Manager with wells Capital Management or an affiliate since 2005. Mr. Smith has been a Portfolio Manager and Investment Analyst with Wells Capital Management or an affiliate since 2005.

Wells Capital Management’s office is located at 525 Market Street, San Francisco, California 94105. Wells Capital management is organized as a corporation in the State of California. Wells Capital Management’s principal executive officers and directors include: Mai Shiver, CCO; Amru Kahn, EVP Sales & Marketing; James Paulsen, EVP Chief Investment Strategist; Kirk Hartman, President & CIO; Sallie Squire, Director; Karen Norton, Chief Administrative & Operations Officer; Jon Baranko, Director of Equity; David Germany, Director of Fixed Income; and Joel Carlson, Chief Technology Officer. The address of each of these individuals is 525 Market Street, San Francisco, California 94105.

For its services to the Portfolio, Wells Capital Management receives an advisory fee based on the aggregated net assets of its allocated portion of the Portfolio at a rate of 0.55% of average daily net assets.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or Advisers. For the fiscal year ended December 31, 2012, the Portfolio did not pay any brokerage commissions to brokerage affiliates of the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of July 31, 2013. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA

Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each Portfolio. As of July 31, 2013, the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of July 31, 2013:

Shareholder	Class	Number of Shares Owned	Percentage of Class
AXA Moderate Plus Allocation Portfolio	Class K	49,329,792.81	42.11%
AXA Moderate Allocation Portfolio	Class K	15,299,423.04	31.01%
AXA Aggressive Allocation	Class K	7,588,413.76	15.38%

*	The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2013 Semi-Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fees charged by T. Rowe Price to comparable funds that it advises.

Name of Fund	Net Assets (as of June 30, 2013)		Advisory Fee Rate (% of net assets)
EQ/T. Rowe Price Growth Stock Portfolio Multimanager Aggressive Equity Portfolio (collectively, “Large Cap Growth Portfolios”)	$ $	500 Million 860 Million

0.400% of the Large Cap Growth Portfolios’ average daily net assets up to and including $250 million;

0.375% of the Large Cap Growth Portfolios’ average daily net assets in excess of $250 million up to and including $500 million; and

0.350% of the Large Cap Growth Portfolios’ average daily net assets thereafter.

Once the Large Cap Growth Portfolios’ average daily net assets exceed $1 billion, the 0.35% advisory fee will apply to all asset levels.

ING Partners, Inc. ING T. Rowe Price Growth Equity Portfolio		$1,294.3 million	40% of first $250 million .375% on the next $250 million .35% on assets above $500 million Reset to .35% once assets reach $1 billion .325% on assets above $1 billion (1)
JNL Series Trust JNL/ T. Rowe Price Established Growth Fund		$3,380.5 million	40% of first $250 million .375 on the next $250 million .35% on assets above $500 million Reset to .35% once assets reach $1 billion .325% on assets above $1 billion (1)
Lincoln VIP/T. Rowe Price Growth Stock Portfolio		$317.5	40% of first $250 million .375% on next $250 million .35% on assets over $500 million
Metropolitan Series Fund T. Rowe Price Large Cap Growth Portfolio		$2,126.3 million

.50% of first $50 million

.40% on next $50 million

Reset to .40% at $100 million

.375% on assets above $250 million

.35% on assets above $500 million

Reset to .35% at $1 billion

.325 on all assets once assets reach $1 billion

Optimum Fund Trust Optimum Large Cap Growth Fund		$465.9 million	0.40% of the first $250 million 0.375% of next $250 million; 0.35% on assets above $500 million

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Name of Fund	Net Assets (as of June 30, 2013)	Advisory Fee Rate (% of net assets)
Penn Series Funds, Inc. Large Growth Stock Fund	$237.7 million	.40% of first $250 million .375% on next $250 million .35% on assets above $500 million Reset to .35% at $1 billion .325% on all assets above $1 billion(1)
Seasons Series Trust Stock Portfolio	$247.3 million	50% of first $40 million .40% on assets above $40 million
Thrivent Partner Growth Stock Portfolio	$62.4 million	.40% of first $500 million .35% on assets above $500 million
T. Rowe Price Growth Stock Fund	$34,075.7 million	.25% individual fee .30% group fee .55% management fee (2)

*	Net asset figures for subadvised portfolios are based on internal T. Rowe Price market value records.
(1)	T. Rowe Price has voluntarily agreed to waive a portion of its sub-advisory fee for certain registered investment companies where it serves as subadviser. The fee reduction is based on the combined asset levels of qualified portfolios, and ranges between 0 – 10% of the total subadvisory fees paid. In certain cases, assets are aggregated with the client’s other qualified portfolios for purposes of determining breakpoints.
(2)	The fees indicated are advisory fees and not sub-advisory fees for the Fund. The total reflects only the Fund’s investment management fees and does not include shareholder service, custodial, accounting, legal and audit fees; costs of preparing prospectuses and shareholder reports, registration fees and expenses, proxy and annual meeting expenses or director/trustee fees and expenses. T. Rowe Price is paid a management fee consisting of two elements. The group fee, which is designed to reflect the benefits of shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds (except the T. Rowe Price Spectrum Funds, and any institutional, index, or private label mutual funds). Each fund also pays a flat individual fund fee based on its net assets.

*****

The chart below provides information regarding the advisory fees charged by Wells Capital Management to comparable funds that it advises.

Name of Fund	Net Assets (as of June 30, 2013)	Advisory Fee Rate (% of net assets)
EQ/Wells Fargo Omega Growth Portfolio	$312 million	0.55% of the Portfolio’s average daily net assets
Wells Fargo Advantage Omega Growth Fund	$814.5 million

0.45% on the first $100 million, 0.40% on the next $100 million, 0.30% on the next $300 million, over $500 million 0.20%

*   Investment management only fee with affiliated fund company, subject to change.

Wells Fargo Advantage VT Omega Growth Fund	$111.9 million

0.45% on the first $100 million, 0.40% on the next $100 million, 0.30% on the next $300 million, over $500 million 0.30%,

*   Investment management only fee with affiliated fund company, subject to change.

Fundamental All Cap Growth Portfolios (other collective assets)	$803.7 million	0.85% on the first $25 million, 0.75% on the next $25 million, 0.70% on the next $50 million, 0.65% over $100 million. Minimum annual fee $85,000

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